As of December 31, 2015 the following
persons or entities no longer own
more than 25% of a funds voting security.


Salient Risk Parity Fund
Reliance Trust Company FBO	15.34%

Salient MLP & Energy Infrastructure Fund II
UBS WM USA			17.69%